Exhibit 99.1

Blueknight Declares Quarterly Distributions

OKLAHOMA CITY, Jan. 20, 2016 -- Blueknight Energy Partners, L.P. (NASDAQ: BKEP)(NASDAQ: BKEPP) ("BKEP" or the "Partnership"), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, announced today that the board of directors of its general partner has declared quarterly cash distributions of $0.1450 per common unit, which is equal to the previous quarter's distribution and a 6.2% increase over the fourth quarter 2014 distribution, and $0.17875 per preferred unit. The distributions are payable on February 12, 2016 on all outstanding common and preferred units to unitholders of record as of the close of business on February 2, 2016. For the year ended December 31, 2015, common unit distributions totaled $0.5720 per common unit, an increase of 7.2% over the common unit distribution the previous year. The Partnership also reports that it expects the fully diluted coverage ratio to be approximately 1.3 times for the year ended December 31, 2015.

Forward-Looking Statements and Treasury Regulation Notice

This release may include forward-looking statements. Statements included in this release that are not historical facts are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership's future cash flows and operations, the Partnership's ability to pay future distributions, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership's filings with the SEC. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b) (4) and (d). Brokers and nominees should treat one hundred percent (100.0%) of
BKEP's distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, BKEP's distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not BKEP, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

About Blueknight Energy Partners, L.P.
BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.7 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 976 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 240 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and

approximately 7.3 million barrels of combined asphalt product and residual fuel oil storage located at 43 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership's web site at www.bkep.com.

BKEP
Investor Relations, 918-237-4032
investor@bkep.com
or
Media Contact:
Brent Gooden, 405-715-3232 or 405-818-1900